DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                             September 30,       December 31
                                 1995                1994
ASSETS

CASH AND CASH EQUIVALENTS     $1,075,711         $  590,983
PROPERTY                       8,733,505          9,123,547
OTHER ASSETS                      73,644            324,827

TOTAL                         $9,882,860        $10,039,357

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,660,503         $1,568,004

PARTNERS' EQUITY:
General Partners                 (59,804)           (57,314)
Limited Partners               8,282,161          8,528,667
     Total partners' equity    8,222,357          8,471,353

TOTAL                         $9,882,860        $10,039,357

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                              September 30,      September 30,
                                  1995               1994
REVENUES:
Rental Income                   $673,177           $602,208
Interest                           8,436              4,414
     Total revenue               681,613            606,622

EXPENSES:
Operating Expenses               347,319            284,861
General and administrative        35,924             39,182
     Total expenses              383,243            324,043

NET INCOME                      $298,370           $282,579

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $295,386           $279,753
    General partners               2,984              2,826
TOTAL                           $298,370           $282,579

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $9.29              $8.80

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                               September 30,       September 30,
                                   1995               1994

REVENUES:
Rental Income                   $1,871,445         $1,696,214
Interest                            22,591              7,370
  Total Revenues                 1,894,036          1,703,584

EXPENSES:
Operating Expenses               1,028,328            955,079
General and Administrative         151,584            133,840
  Total Expenses                 1,179,912          1,088,919

NET INCOME                      $  714,124         $  614,665

AGGREGATE NET INCOME ALLOCATED TO:
  Limited partners              $  706,983         $  608,518
  General partners                   7,141              6,147
TOTAL                           $  714,124         $  614,665

NET INCOME PER LIMTED PARTNERSHIP
UNIT                                 $22.24            $19.15

LIMITED PARTNERSHIP UNITS USED IN
PER UNIT CALCULATION                 31,783            31,783

See accompanying notes to financial statements (unaudited)



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1993     ($54,311)    $8,825,977   $8,771,666

NET INCOME                         6,147        608,518      614,665
DISTRIBUTIONS                     (8,427)      (834,304)    (842,731)

EQUITY AT SEPTEMBER 30, 1994    ($56,591)     $8,600,191   $8,543,600

EQUITY AT DECEMBER 31, 1994     ($57,314)     $8,528,667   $8,471,353

NET INCOME                         7,141         706,983      714,124
DISTRIBUTIONS                     (9,631)       (953,499)    (963,120)

EQUITY AT SEPTEMBER 30, 1995    ($59,804)     $8,282,161   $8,222,357

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                    September 30,     September 30,
                                        1995               1994

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 714,124        $ 614,665
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,896          403,896
  Changes in assets and liabilities:
     Decrease(Increase) in other assets  251,183          (52,564)
     Increase in liabilities              92,499          248,565
Net cash provided by operating
  activities                           1,461,702        1,214,562

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment     (13,854)         (56,311)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (963,120)        (842,731)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        484,728           315,520

CASH AND CASH EQUIVALENTS:
At beginning of period                   590,983           413,041
At end of period                      $1,075,711         $ 728,561

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 1995, and for the periods ended September 30, 1995 and 1994 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 1995, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,603,413
        Furniture and Equipment                2,799
        Total                             12,696,094
        Less: Accumulated Depreciation   ( 3,962,589)
        Property - Net                   $ 8,733,505

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.